Exhibit 10.2

AGREEMENT

This Agreement is entered into by and between Citizens Financial Bank and CFS Bancorp, Inc., both located at 707 Ridge Road, Munster, Indiana (collectively, “Employer”) and Thomas L. Darovic ("Employee").

WHEREAS, the parties previously entered into those certain employment agreements dated July 1, 2006 (collectively, the “Employment Agreements”);

WHEREAS, the Employer, by notice given to Employee prior to the date hereof in accordance with the terms of Employment Agreements, has determined to terminate Employee’s employment with Employer for reasons other than for Cause (and not due to Disability); and

WHEREAS, the parties desire to enter into this Agreement regarding the termination of his employment with the Employer.

NOW, THEREFORE, in consideration of the mutual promises, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.  Termination of Employment.  Employee’s last day of employment with Employer shall be January 31, 2008 (“Termination Date”), which is more than 30 days following the date notice was given to Employee.  Employee hereby resigns from all offices, directorships and trusteeships effective the termination of his employment and acknowledges that, in connection therewith.

2.  Separation Payments and Benefits.  Upon Employee’s execution and delivery to Employer of a general release of all claims against Employer and others on or within 15 days after the Termination Date, in the form set forth as Exhibit A hereto, which general release is not revoked, Employee shall be entitled to the following payments and benefits:

A. Pay Employee an aggregate cash sum of $196,449, which shall be payable one-half on the first regular payroll date day following the effective date of the general release and the second one-half on the first regular payroll date in January, 2009.

B. Maintain and provide to Employee, at no cost to Employee, until the first anniversary of the Termination Date participation in the following employee benefit plans in which he participated on the Termination Date: health and dental benefits on the same terms as active employees as in effect on the Termination Date; provided, (i) such health and dental benefits shall be concurrent with Employee’s continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”); (ii) if Employer during such one-year period shall terminate or materially reduce any such health and dental benefits offered to active employees, Employer shall arrange to provide Employee substantially similar benefits for the unexpired portion of the one-year period as provided prior to such termination or material reduction; and (iii) clause (ii) notwithstanding, Employer shall discontinue such benefits to Employee during the one-year benefit period to the extent that Employee is entitled to substantially similar benefits in connection with full-time employment with a subsequent employer or otherwise.

C. On the date of the first installment payment under paragraph 2(A) hereof, Employer shall pay to Employee a cash lump sum of $6,316.  This amount is paid to Employee in lieu of continuing benefits for one year following the Termination Date, and which amount represents the premium required to continue group life insurance and group long-term disability insurance benefits for such period, because Employer is prohibited from providing such benefits on a post-employment basis under the terms of the Employer’s applicable benefit plans and underlying group insurance contracts.  Employer shall assist and cooperate with Employee in obtaining a conversion and assignment of such life insurance and long-term disability insurance contracts to Employee from the insurer.

D. On the date of the first installment payment under paragraph 2(A) hereof, Employer shall pay to Employee a cash lump sum of $12,500, which but for this Agreement would not be payable to Employee.  Employee acknowledges that he will forfeit all unvested restricted stock and other unvested long-term incentives on the Termination Date, and all vested stock options will be exercisable following the Termination Date, as provided under the terms of the applicable incentive plans and award agreements thereunder.

E. Notwithstanding Employee’s termination of employment prior to the date 2007 annual bonuses are payable, Employee shall be entitled to receive a bonus for fiscal year 2007 to the extent earned based on performance and otherwise payable in accordance with the terms of the executive annual incentive plan which (but for this Agreement otherwise would not be payable to Employee) shall be payable when bonuses are payable to senior executives of Employer.

F. The payments and benefits provided to Employee under this paragraph 2 shall be subject to standard tax withholding and other applicable deductions.

3.  Return of Property.  Employee covenants that he has returned all of Employer’s property, which he has in his possession,  including, but not limited to, all customer lists, be they electronic and/or hard copies, the Employer-owned automobile, and any other Employer-owned computer equipment, cell phone, wireless e-mail equipment and other Employer-owned equipment in his possession or control.

4.  No Admission of Wrongdoing.  Employee agrees neither this Agreement nor the furnishing of the consideration for the release under paragraph 3 shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

5.  Confidentiality; Trade Secrets; Nonsolicitation.

A. Employee acknowledges the continuing applicability of his covenant under Section 3(d) of each Employment Agreement and further agrees to maintain as confidential any and all information or knowledge concerning Employer’s business and its customers that is not generally known in the banking industry. Employee also agrees to keep the existence of and the terms and conditions of this Agreement confidential, and that Employee as well as Employee’s heirs, executors, administrators and agents, will not directly or indirectly disclose them to any person, firm or entity.

B. Section 3(e)(iv) of the Employment Agreement shall apply as if Employee’s employment voluntarily terminated without Good Reason; provided, Section 3(e)(iv) of the Employment Agreement is deemed amended to also include a restriction that Employee not directly or indirectly hire any person who is in the employ of the Employer on the date hereof.

6.  No Disparagement.  Employee agrees not to engage in any direct or indirect conduct or communications, written or oral, which may in any way be deemed to be disparaging of Employer.

7.  Remedies.  In addition to all remedies available to Employer hereunder and under the Employment Agreement, which are reserved hereby, Employee shall forfeit all unpaid amounts and benefits provided under paragraph 2 if he shall breach either covenant set forth in paragraphs 3, 5 or 6 hereof.

8.  Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

9.  Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties including, without limitation, the Employment Agreements.  Employee acknowledges Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to enter this Agreement.

10.  Binding Agreement.  This Agreement shall be binding on all of the parties and their respective successors, heirs, legal representatives and assigns (without regard for its conflict of laws principles).

11.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the later date set forth below:

CFS BANCORP, INC.

BY: /s/ Thomas F. Prisby
       Thomas F. Prisby

CITIZENS FINANCIAL BANK, Employer

BY: /s/ Thomas F. Prisby
       Thomas F. Prisby

DATE: December 18, 2007

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO RECEIVE THE SUMS AND BENEFITS SET FORTH HEREIN, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.  EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS THAT ITS TERMS ARE LEGALLY ENFORCEABLE.  EMPLOYEE HAS HAD THE OPPORTUNITY TO NEGOTIATE WITH EMPLOYER REGARDING THIS AGREEMENT, AND HAS HAD THE OPPORTUNITY TO CONFER WITH AN ATTORNEY FOR ASSISTANCE AND ADVICE.  EMPLOYEE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

      /s/ Thomas L. Darovic
Thomas L. Darovic

DATE: December 31, 2007

EXHIBIT A1

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (“Release”) is made in consideration of severance payments and other benefits provided to the undersigned employee (“Employee”) under that certain Agreement with Citizens Financial Bank and CFS Bancorp, Inc. (collectively and each separately, “Employer”), dated December 31, 2007 (“Agreement”).  All capitalized terms not defined herein have the meaning set forth in the Agreement.

(A) For and in consideration for the payments and benefits provided under paragraph 2 of the Agreement, Employee, on his own behalf and on behalf of his heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”), knowingly and voluntarily releases and forever discharges Employer and Employer’s affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees. attorneys and agents (collectively, the “Released Parties”), from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, against the Released Parties, the Releasing Parties has, has ever had or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993; Illinois Human Rights Act; any other federal, state or local civil or human rights laws or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, and common law; and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(B) Notwithstanding anything herein to the contrary, the sole matters to which the above release of claims does not apply are Employee’s rights of indemnification and directors and officers liability insurance coverage to which Employee was entitled immediately prior to the Termination Date with regard to Employee’s service as an officer and director of Employer and Employee’s rights under any tax-qualified pension and claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA.

(C) The Releasing Parties waive the Releasing Parties’ right to file any charge or complaint against the Released Parties arising out of Employee’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.  The release under this Release shall not prevent the Releasing Parties from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although the Releasing Parties waive the Employee’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of the Releasing Parties under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

(D) Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against any of the Released Parties in any forum or form. Employee
______________________________
1 This Release will be executed between January 31 and February 15, 2008.

further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in paragraph 2 of the Agreement.  Employee also affirms he has no known workplace injury.

(E) Employee has been advised that he had up to twenty-one (21) calendar days, from the date on which the Agreement was first tendered to Employee, to review the Agreement, which included this Release as a Exhibit A thereto, and has been advised in writing to consult with an attorney prior to execution of the Agreement and this Release.  Employee agrees any modifications, material or otherwise, made to the Agreement prior to or after its execution do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

(F) Employee may revoke this Release for a period of seven (7) calendar days following the day Employee executes and delivers this Release to Employer.  Any revocation within this period shall be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement.”  The revocation shall be personally delivered to Employer’s Chief Executive Officer, or his designee, or mailed to Employer, Attention to such individual, addressed to Employer’s headquarters offices, postage prepaid, and postmarked within seven (7) calendar days of execution of this Agreement.  This Release and all payments and benefits to which Employee shall become entitled under paragraph 2 of the Agreement shall become effective and enforceable on the first (1st) day following the expiration of the seven (7)-day revocation period in which this Release is not revoked.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Indiana, then the seven (7)-day revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

(G) This Release shall be governed by the internal laws (and not the choice of laws) of the State of Indiana, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: ______________, 2008                                     ____________________________________
Thomas L. Darovic